Exhibit 99.1
D-Wave Introduces New Hybrid Quantum Solver at Qubits 2024 To Tackle Customers’ Previously Intractable Workforce, Manufacturing, and Logistics Optimization Problems

PALO ALTO, Calif. – June 17, 2024 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, will announce today at its global Qubits 2024 user conference the launch of a new hybrid quantum solver for nonlinear programs, enabling customers to confront real-world problems of growing complexity. Available now through D-Wave’s Leap™ quantum cloud service, D-Wave believes the new solver will help customers solve complex optimization problems of increased scale, pushing past limits of previously available technologies.

The solver supports up to two million variables and constraints, with a tenfold increase in problem size capacity over other D-Wave solvers for certain applications, according to preliminary benchmarking studies. It is part of D-Wave’s expanding set of commercial quantum optimization offerings, supporting the company’s aggressive go-to-market (GTM) growth strategy announced earlier this year. Comprising a combination of hardware, software and professional services, D-Wave’s solutions are designed to dramatically boost time-to-solution for organizations looking to optimize operational processes and performance.

Ready-to-Use Solutions for Workforce, Manufacturing, and Logistics Problems

Real-world problems such as production scheduling have complex interactions between variables. D-Wave’s new solver excels at handling nonlinear relationships, where the effect of changes to variables on solution quality is complex, giving it an edge over solvers limited to linear relationships. Its user-friendly experience simplifies the translation of real-world problems into hybrid quantum problem-solving methods, and is exceptionally flexible, supporting a wide range of problems more accurately to deliver better results.

These problems include:

•Optimized workforce scheduling for improved employee experience: Industries with large hourly workforces and/or 24/7 operations can implement more streamlined staffing processes, increase productivity, and reduce costs while ensuring compliance with labor laws and employee preferences.

•Enhanced production scheduling to improve customer satisfaction: Manufacturers looking to minimize total completion time and maximize throughput can better meet customer demands by determining the best sequence of tasks in an assembly line — all while considering factors like machine availability, processing times, and due dates.

•Efficient and more sustainable logistics routing: Commercial trucking fleets, promotional tour operators, and others seeking to minimize drive time, manage fuel consumption, and address carbon emissions can reduce costs and improve fleet utilization by optimizing routes. According to preliminary internal D-Wave benchmarking studies, the new hybrid quantum solver can find feasible routes for up to 10 times more cities than previous D-Wave solutions when used on a similar scenario — the Traveling Salesperson Problem — a classic example of a challenging combinatorial optimization problem.

Customer Success with Quantum Optimization

Hybrid solvers have been shown to improve solutions to complex optimization problems by bringing together quantum and classical computing resources to explore vast solution spaces more adeptly, and pinpoint answers that are more difficult to calculate than using classical computing methods alone. Over the past year, D-Wave has seen customer use of its hybrid solver portfolio nearly double, which the company believes highlights the growing marketing demand for quantum optimization technology.

“We are confident that this solver will simplify and accelerate customers’ journey to successful quantum technology adoption, helping them more quickly drive return-on-investment, and gain a competitive edge,” said Dr. Alan Baratz, CEO of D-Wave. “Many organizations are recognizing that their most complex computational problems go well beyond the capabilities of existing solutions. They’re adopting hybrid quantum solutions to find better answers to transform operations faster and improve the bottom line.”

“From a logistics standpoint, so many elements go into making our experiences successful. We partnered with D-Wave to tackle the logistics for our large-scale tours and events in a whole new way,” said Jason Snyder, global chief technology officer at Momentum Worldwide. “It's not just about doing things faster or cheaper, but also about being smarter and more sustainable in our approach. For our work, it has helped us make significant progress toward more sophisticated, efficient, and eco-friendly operation models.”

About D-Wave Quantum Inc.

D-Wave is a leader in the development and delivery of quantum computing systems, software, and services, and is the world’s first commercial supplier of quantum computers—and the only company building both annealing quantum computers and gate-model quantum computers. Our mission is to unlock the power of quantum computing today to benefit business and society.

We do this by delivering customer value with practical quantum applications for problems as diverse as logistics, artificial intelligence, materials sciences, drug discovery, scheduling, cybersecurity, fault detection, and financial modeling. D-Wave’s technology has been used by some of the world’s most advanced organizations including Mastercard, Deloitte, Davidson Technologies, ArcelorMittal, Siemens Healthineers, Unisys, NEC Corporation, Pattison Food Group Ltd., DENSO, Lockheed Martin, Forschungszentrum Jülich, University of Southern California, and Los Alamos National Laboratory.

Forward-Looking Statements

Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contacts:

D-Wave

Alex Daigle

media@dwavesys.com